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                                                                     EXHIBIT 4.1

                           BELDEN & BLAKE CORPORATION

                               Stock Option Plan
                                  (as amended)


1. PURPOSE. The purpose of this Stock Option Plan (the "Plan") is to provide an incentive to selected key management employees of Belden & Blake Corporation (the "Company") and its subsidiaries to acquire or to increase a proprietary interest in the Company, to continue as employees or for others to become employees, and to increase their interest in and contribution to the welfare of the Company and its subsidiaries.

2. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") of not less than three directors of the Company elected or to be elected from time to time by the Board of Directors of the Company, none of whom shall be eligible (and shall not have been eligible for a period of at least one year prior to their appointment) to participate in the Plan or any other stock option or stock purchase plan of the Company. Subject to the provisions of the Plan and the control of the Board of Directors of the Company, the Committee is authorized to grant options hereunder and to interpret the Plan and such options, to prescribe, amend and rescind rules and regulations relating to the Plan and the options, and to make other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be conclusive.

3. ELIGIBILITY. Options shall be granted under the Plan to such selected full time salaried employees (including officers and directors if they are employees) of the Company or any of its subsidiaries as the Committee shall determine from time to time.

4. STOCK SUBJECT TO OPTIONS. The aggregate number of shares of the Company's common stock which may be issued or sold under options granted pursuant to the Plan shall not exceed 1,070,000 shares. Such shares shall be authorized but unissued shares of common stock or issued shares of common stock which shall have been reacquired by the Company. Such aggregate number of shares may be adjusted under
          Section 8 below. If any outstanding option under the Plan expires or is terminated for any reason, the shares allocated to the unexercised portion of such option may again be subjected to an option or options under the Plan.

5. TYPES OF OPTIONS. The Committee shall have full and complete authority, subject to the limitations contained in the Plan, to grant options on such terms and conditions as
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                                                                     EXHIBIT 4.1

          may be required to provide for the following types of options under the Plan:

          (a) "Incentive stock options" as defined in Section 422 of the Internal Revenue Code (hereinafter referred to as "Statutory Options").

          (b) Options which do not qualify as Statutory Options (hereinafter referred to as "Nonstatutory Options").

6. ALLOTMENT OF SHARES. The Committee shall determine the total number of shares to be offered to each optionee under the Plan; provided, however, that the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which Statutory Options are exercisable for the first time by an optionee during any calendar year (under this Plan and any other plans of the Company and its subsidiaries) shall not exceed $100,000.

7. TERMS AND CONDITIONS OF SALE. Each such option shall be evidenced by an agreement or other written instrument, in such form as the Committee shall from time to time determine, which shall prescribe the following terms and conditions and such other terms and conditions as the Committee may deem necessary or advisable:

          (a) Number of Shares. The number of shares to which the option pertains shall conform with the limitations of Section 6 above.

          (b) Duration of Option. The term of each option shall be for such period as the Committee shall determine, but not more than ten (10) years from the date of granting thereof, nor more than five (5) years from the date of granting thereof in the case of a Statutory Option granted to an optionee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

          (c)      Option Price.

                   (i) Statutory Options. The option price of shares under a Statutory Option shall be as determined by the Committee but shall not be less than one hundred percent (100%) of the per share fair market value of the outstanding shares of common stock of the Company on the date the option is granted, and, in the case of an optionee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company such option price shall not be less than one hundred ten percent (110%) of the per share fair market value of the outstand-





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                           ing common shares of the Company on the date the
                           option is granted.

              (ii) Nonstatutory Options. The option price of shares under a Nonstatutory Option shall be as determined by the Committee, but shall not be less than one hundred percent (100%) of the per share fair market value of the outstanding shares of common stock of the Company on the date the option is granted.

          (d) Exercisability of Options. Each option granted under the Plan shall be exercisable commencing not less than one year after the date the option is granted at such time or times and at such rate as the Committee shall determine. During the lifetime of an optionee, the option may be exercised only by him and, except to the extent otherwise provided in subsections (f) and (g) below, only during the continuance of the optionee's employment with the Company or one of its subsidiaries.

          (e) Nontransferability of Options. No option shall be transferable by the optionee other than by will or the laws of descent and distribution.

          (f) Termination of Employment. If an optionee's full time employment by the Company or any of its subsidiaries shall terminate for any reason other than death or disability (within the meaning of Section 422(c)(6) of the Internal Revenue Code), his options shall terminate immediately upon the cessation of his employment, if not sooner terminated pursuant to their terms, except that within the period of three months following such cessation of employment, but not later than the expiration date of such options, he may exercise such options to the extent he was entitled to exercise the same on the date of such cessation of employment.

          (g) Death or Disability of Employee. If the optionee shall die or become disabled (within the meaning of Section 422A(c)(6) of the Internal Revenue Code) while in the employ of the Company or any of its subsidiaries, his options shall thereupon terminate, if not sooner terminated pursuant to their terms, except that within the twelve month period next succeeding such death or disability, but not later than the expiration date of such options, the options granted to the optionee hereunder may be exercised to the extent such options were exercisable on the date of such death or disability.





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          (h)      Method of Exercise and Payment.  An option may be exercised by delivering to the Company at the office of its Treasurer a written notice, signed by the person entitled to exercise the option, of the election thereby made to exercise the option and stating the number of shares in respect of which it is then being exercised. Such notice shall, and as an essential part thereof, be accompanied by payment in full of the option price of such shares by cash, money order, cashier's check or certified check. The date of exercise shall be the date such notice and payment are received by the Treasurer. Upon the due exercise of the option, the Company shall issue in the name of the person exercising the option, and deliver to him, a certificate or certificates for the shares in respect of which the option shall have been so exercised. Until the certificate or certificates for such shares shall have been delivered to him, an optionee shall have none of the rights of a stockholder.

8. CHANGES IN STOCK. In the event of a stock dividend, split-up or combination of shares, recapitalization, reclassification or merger in which the Company is the surviving corporation, or other similar capital or corporate structure change, the number and kind of shares of stock or securities of the Company at the time of such change remaining subject to the Plan and to any option granted or to be granted pursuant to the Plan, the option price and any other relevant provisions shall be appropriately adjusted by the Board of Directors of the Company, whose determination shall be binding on all persons. In the event of a consolidation, merger or other corporate reorganization in which the Company is not the surviving corporation, each option outstanding hereunder shall thereupon terminate, provided that at least twenty (20) days prior to the effective date of any such consolidation, merger or other corporate reorganization, the Board of Directors of the Company shall do one of the following: (i) make such options immediately exercisable, (ii) arrange to have the surviving or consolidated corporation grant replacement options to the optionees involved, or (iii) pay in cash the difference between the exercise price of the option and the consideration receivable in the transaction by a holder of the number of shares of common stock equal to the number subject to the options. No adjustment provided for in this Section 8 shall require the Company to issue or sell a fractional share under any option hereunder and any fractional share resulting from any such adjustment shall be deleted from the option involved.

9. AMENDMENT OR DISCONTINUANCE OF THE PLAN. The Board of Directors of the Company may, insofar as permitted by law,





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          at any time or from time to time, suspend or terminate the Plan or revise or amend it in any respect whatsoever except that, without appropriate approval of the holders of the common stock, no such revision or amendment shall increase the maximum number of shares subject to the Plan, change the designation of the class of employees eligible to receive options, or decrease the price at which options may be granted, or materially increase the benefits to participants accruing under the Plan.

10. APPLICABLE LAWS OR REGULATIONS. The Company's obligations to sell and deliver shares upon an option is subject to, and conditional upon, such compliance as the Company deems necessary or advisable with federal and state laws, rules and regulations applying to the authorization, issuance, listing or sale of securities. The Company may also require in connection with any exercise of an option that the optionee give written assurances satisfactory to the Company to the effect that such person is acquiring the stock subject to the option for such person's own account and not with a view to the sale or distribution thereof, unless (a) the shares have been registered under a then currently effective registration statement under the Securities Act of 1933, as amended, or (b) a determination is made by counsel to the Company that such written assurances are not required under applicable securities laws.

11. NO EMPLOYMENT RIGHT; NO OBLIGATION TO EXERCISE OPTION. Nothing contained in the Plan, or in any option granted under it, shall confer upon any optionee any right to continued employment by the Company or any of its subsidiaries or limit in any way the right of the Company or any subsidiary to terminate his employment at any time. The granting of any option hereunder shall impose no obligation upon the optionee to exercise such option.

12. EXPIRATION OF PLAN. This Plan shall expire with respect to the granting of further options on September 30, 2001. The expiration of the Plan as aforesaid shall not affect the validity of any options theretofore granted hereunder which have not expired by their terms.

13. EFFECTIVE DATE OF PLAN. This Plan shall be submitted to shareholders for approval. If approved by shareholders, this Plan shall be effective as of October 1, 1991. If not so approved by shareholders, this Plan shall be void and of no effect.





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